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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACTS:

Darby Dye                             Manfred Mueller
Investor Relations - US               Investor Relations - Europe
510 360 2302                          +49 89 9595 5140
ddye@scmmicro.com                     mmueller@scmmicro.de

                         SCM MICROSYSTEMS NAMES NEW CFO

      FREMONT, CALIF. - June 30, 2003 - SCM Microsystems, Inc. (Nasdaq: SCMM; Prime Standard: SMY), a leading provider of solutions that open the Digital World, today named Steven L. Moore as chief financial officer. Moore replaces Andrew Warner, who is leaving SCM to pursue a new business opportunity. Warner will provide transitional support services to the company over the next few months.

      Moore, 49, joins SCM with more than 25 years of finance and accounting experience. For the past few months, he has assisted SCM to execute on its strategic plan to divest SCM's Digital Media and Video consumer business, which resulted in two sales transactions announced today. Moore was previously vice president, finance at Virata Corporation, a publicly-traded communications semiconductor developer which was subsequently merged into GlobespanVirata. While at Virata, he helped put into place the financing and infrastructure to fuel the company's revenue growth from $12 million to $120 million in two years. Prior to Virata, Moore was chief financial officer at Health Systems Design Corporation, a Nasdaq-listed developer of claims administration software for health benefits administrators. Moore holds a bachelor's degree in Economics from the University of Colorado.

      Commented Robert Schneider, chief executive officer of SCM, "We deeply appreciate Andrew Warner's many contributions to the company during the past four years, which have brought value across all business and operational areas. We wish him all success in his future endeavors. We are pleased to welcome Steve Moore to SCM and believe that his experience with growing companies and his leadership will be a valuable asset to our executive management team."

ABOUT SCM MICROSYSTEMS

SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company markets and sells its smart card reader technology for network and physical access and conditional access modules for secure digital TV
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decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

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